Filed Pursuant to Rule 424(b)(7)
Registration No. 333-180673

Prospectus Supplement

(to Prospectus dated April 17, 2012)

6,000,000 Shares

Common Stock

The selling stockholders, DLJ Merchant Banking Partners III, L.P. and related funds, are offering 6,000,000 shares of our common stock. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders in this offering.

The common stock is listed on the New York Stock Exchange under the symbol “BAS.” The last reported sales price of the common stock on June 9, 2014 was $27.76 per share.

See “Risk Factors” on page S-6 of this prospectus supplement and page 2 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$26.25	$157,500,000
Underwriting discounts and commissions	$0.75	$4,500,000
Proceeds, before expenses, to the selling stockholders	$25.50	$153,000,000

Goldman, Sachs & Co. has the option to purchase up to an additional 900,000 shares from the selling stockholders on the same terms and conditions set forth above.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on June 12, 2014.

Goldman, Sachs & Co.

Prospectus supplement dated June 9, 2014.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about the securities the selling stockholders may offer from time to time. Generally, when we refer in this prospectus supplement to the “prospectus” we are referring to both parts combined. If information in this prospectus supplement conflicts with information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. Neither we, the selling stockholders nor the underwriter have authorized anyone to provide you with different information. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our securities in any jurisdiction where such offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus or the information that is incorporated by reference herein or therein is accurate as of any date other than its date. Our business, financial condition and results of operations, cash flow and prospects may have changed since such dates.

S-i

SUMMARY

You should read carefully this entire prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein to understand fully the terms of the common stock, as well as the other considerations that are important in making your investment decision. Unless the context otherwise indicates, the information included in this prospectus supplement assumes that the underwriter does not exercise its option to purchase additional shares.

For purposes of this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms “Basic,” “us,” “we,” “our” and similar terms refer to Basic Energy Services, Inc., together with its subsidiaries, and the term “selling stockholders” refers to DLJ Merchant Banking Partners III, L.P.; DLJ Offshore Partners III, L.P.; DLJ Offshore Partners III-1, C.V.; DLJ Offshore Partners III-2, C.V.; DLJ MB PartnersIII GmbH & Co. KG; Millennium Partners II, L.P.; MBP III Plan Investors, L.P.; DLJMB Funding III, Inc. and DLJ ESC II, L.P., collectively.

Basic Energy Services, Inc.

Overview

We provide a wide range of well site services in the United States to oil and natural gas drilling and producing companies, including completion and remedial services, fluid services, well servicing and contract drilling. These services are fundamental to establishing and maintaining the flow of oil and natural gas throughout the productive life of a well. Our broad range of services enables us to meet multiple needs of our customers at the well site. Our operations are managed regionally and are concentrated in major United States onshore oil and natural gas producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, Colorado, Utah, Montana, West Virginia, Kentucky, Ohio and Pennsylvania. Our operations are focused on liquids-rich basins that currently exhibit strong drilling and production economics as well as natural gas-focused shale plays characterized by prolific reserves and attractive economics. Specifically, we have a significant presence in the Permian Basin and the Bakken, Eagle Ford, Haynesville and Marcellus shales. We provide our services to a diverse group of over 2,000 oil and gas companies.

Our current operating segments are Completion and Remedial Services, Fluid Services, Well Servicing, and Contract Drilling. The following is a description of these segments:

•

Completion and Remedial Services. Our completion and remedial services segment (40% of our revenues in the first quarter of 2014 and in 2013) operates our fleet of pumping units, an array of specialized rental equipment and fishing tools, coiled tubing units, snubbing units, thru-tubing, air compressor packages specially configured for underbalanced drilling operations, cased-hole wireline units and nitrogen units. The largest portion of this business segment consists of pumping services focused on cementing, acidizing and fracturing services in niche markets.

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Well Servicing. Our well servicing segment (28% of our revenues in the first quarter of 2014 and 29% of our revenues in 2013) operates our fleet of 425 well servicing rigs and related equipment. This business segment encompasses a full range of services performed with a mobile well servicing rig, including the installation and removal of downhole equipment and elimination of obstructions in the well bore to facilitate the flow of oil and natural gas. These services are performed to establish, maintain and improve production throughout the productive life of an oil and natural gas well and to plug and abandon a well at the end of its productive life. Our well servicing equipment and capabilities also facilitate most other services performed on a well.

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Fluid Services. Our fluid services segment (28% of our revenues in the first quarter of 2014 and 27% of our revenues in 2013) utilizes our fleet of 1,006 fluid service trucks and related assets, including specialized tank trucks, storage tanks, water wells, disposal facilities, water treatment and construction and other related equipment. These assets provide, transport, store and dispose of a variety of fluids, as well as provide well site construction and maintenance services. These services are required in most workover, completion and remedial projects and are routinely used in daily producing well operations.

•

Contract Drilling. Our contract drilling segment (4% of our revenues in the first quarter of 2014 and in 2013) operates our fleet of 12 drilling rigs and related equipment. We use these assets to penetrate the earth to a desired depth and initiate production from a well.

General Industry Overview

Demand for services offered by our industry is a function of our customers’ willingness to make operating and capital expenditures to explore for, develop and produce hydrocarbons in the United States, which in turn is affected by current and expected levels of oil and natural gas prices. Oil prices remained relatively stable through the latter half of 2010, which resulted in increases in drilling, maintenance and workover activities in the oil-driven markets during this period. However, natural gas prices continued to decline significantly in 2009 and remained depressed through 2013, which resulted in decreased activity in the natural gas-driven markets. Oil prices increased during the first half of 2011 primarily due to political and economic instability in several oil producing countries and remained relatively stable through 2013. Despite natural gas prices remaining below the levels seen in past years, several markets that produce significant natural gas liquids, such as the Eagle Ford shale, and/or that have other advantages like proximity to key consuming markets, such as the Marcellus shale, have continued to see stable activity.

Our business is influenced substantially by both operating and capital expenditures by oil and gas companies. Because existing oil and natural gas wells require ongoing spending to maintain production, expenditures by oil and gas companies for the maintenance of existing wells are relatively stable and predictable. In contrast, capital expenditures by oil and gas companies for exploration and drilling are more directly influenced by current and expected oil and natural gas prices and generally reflect the volatility of commodity prices. We believe our focus on production and workover activity partially insulates our financial results from the volatility of the active drilling rig count.

Competitive Strengths

We believe that the following competitive strengths currently position us well within our industry:

Extensive Domestic Footprint in the Most Prolific Basins. Our operations are focused on liquids-rich basins located in the United States that currently exhibit strong drilling and production economics as well as natural gas-focused shale plays characterized by prolific reserves and attractive economics. Specifically, we have a significant presence in the Permian Basin and the Bakken, Eagle Ford, Haynesville and Marcellus shales. Based on the most recent publicly available information, we operate in states that accounted for approximately 78% of the approximately 800,000 existing onshore oil and natural gas wells in the 48 contiguous states and approximately 84% of U.S. onshore oil production and 95% of U.S. onshore natural gas production. We believe that our operations are located in the most active U.S. well services markets, as we currently focus our operations on onshore domestic oil and natural gas production areas that include both the highest concentration of existing oil and natural gas production activities and the largest prospective acreage for new drilling activity. We believe our extensive footprint allows us to offer our suite of services to more than 2,000 customers who are active in those areas and allows us to redeploy equipment between markets as activity shifts, reducing the risk that a basin-specific slowdown will have a disproportionate impact on our cash flows and operational results.

Diversified Service Offering for Further Revenue Growth and Reduced Volatility. We believe our range of well site services provides us a competitive advantage over smaller companies that typically offer fewer services. Our experience, equipment and network of 157 area offices position us to market our full range of well site services to our existing customers. By utilizing a wider range of our services, our customers can use fewer service providers, which enables them to reduce their administrative costs and simplify their logistics. Furthermore, offering a broader range of services allows us to capitalize on our existing customer base and management structure to grow within existing markets, generate more business from existing customers, and increase our operating profits as we spread our overhead costs over a larger revenue base.

Significant Market Position. We maintain a significant market share for each of our lines of business within our core operating areas: the Permian Basin of West Texas and Southeast New Mexico; the Gulf Coast region of South Texas and Louisiana; the Mid-Continent region of North Texas, Oklahoma and Kansas; the Ark-La-Tex region of East Texas, North Louisiana and Arkansas; and the Rocky Mountain region of North New Mexico, Colorado, Utah, Wyoming, Montana and North Dakota. Our goal is to be one of the top two providers of the services we provide in each of our core operating areas. Our position in each of these markets allows us to expand the range of services performed on a well throughout its life, such as drilling, maintenance, workover, stimulation, completion and plugging and abandonment services.

Modern and Competitive Fleet. We operate a modern fleet matched to the needs of the local markets in each of our business segments. We are driven by a desire to maintain one of the most efficient, reliable and safest fleets of equipment in the country, and we have an established program to routinely monitor and evaluate the condition of our equipment. We selectively refurbish equipment to maintain the quality of our service and to provide a safe working environment for our personnel. Since 2003, we have obtained annual independent reviews and evaluations of substantially all of our assets, which confirmed the location and condition of these assets. We believe that by maintaining a modern and active asset base, we are better able to earn our customers’ business while reducing the risk of potential downtime.

Decentralized Experienced Management with Strong Corporate Infrastructure. Our corporate group is responsible for maintaining a unified infrastructure to support our diversified operations through standardized financial and accounting, safety, environmental and maintenance processes and controls. Below our corporate level, we operate a decentralized operational organization in which our nine regional or division managers are responsible for their operations, including asset management, cost control, policy compliance and training and other aspects of quality control. With the majority having over 30 years of industry experience, each regional manager has extensive knowledge of the customer base, job requirements and working conditions in each local market. Below our nine regional or division managers, our area managers are directly responsible for customer relationships, personnel management, accident prevention and equipment maintenance, the key drivers of our operating profitability. This management structure allows us to monitor operating performance on a daily basis, maintain financial, accounting and asset management controls, integrate acquisitions, prepare timely financial reports and manage contractual risk.

Business Strategy

The key components of our business strategy include:

Establishing and Maintaining Leadership Positions in Core Operating Areas. We strive to establish and maintain market leadership positions within our core operating areas. To achieve this goal, we maintain close customer relationships, seek to expand the breadth of our services and offer high quality services and equipment that meet customer specifications and requirements. In addition, our significant presence in our core operating areas facilitates employee retention and attraction, a key factor for success in our business. Our significant presence in our core operating areas also provides us with brand recognition that we intend to utilize in creating leading positions in new operating areas.

Selectively Expanding Within Our Regional Markets. We intend to continue strengthening our presence within our existing geographic footprint through internal growth and acquisitions of businesses with strong customer relationships, well-maintained equipment and experienced and skilled personnel. We typically enter into new markets through the acquisition of businesses with strong management teams that will allow us to expand within these markets. Management of acquired companies often remain with us and retain key positions within our organization, which enhances our attractiveness as an acquisition partner. We have a record of successfully implementing this strategy. By concentrating on targeted expansion in areas in which we already have a meaningful presence, we believe we maximize the returns on expansion capital while reducing downside risk.

Developing Additional Service Offerings Within the Well Servicing Market. We intend to continue broadening the portfolio of services we provide to our clients by utilizing our well servicing infrastructure. A customer typically begins a new maintenance or workover project by securing access to a well servicing rig, which generally stays on site for the duration of the project. As a result, our rigs are often the first equipment to arrive at the well site and typically the last to leave, providing us the opportunity to offer our customers other complementary services. We believe the fragmented nature of the well servicing market creates an opportunity to sell more services to our core customers and to expand our total service offering within each of our markets. We have expanded our suite of services available to our customers and increased our opportunities to cross-sell new services to our core well servicing customers through acquisitions and internal growth. We expect to continue to develop or selectively acquire capabilities to provide additional services to expand and further strengthen our customer relationships.

Pursuing Growth Through Selective Capital Deployment. We intend to continue growing our business through selective acquisitions, continuing a newbuild program and/or upgrading our existing assets. Our capital investment decisions are determined by an analysis of the projected return on capital employed of each of those alternatives. Acquisitions are evaluated for “fit” with our area and regional operations management and are reviewed by corporate level financial, equipment, safety and environmental specialists to ensure consideration is given to identified risks. We also evaluate the cost to acquire existing assets from a third party, the capital required to build new equipment and the point in the oil and natural gas commodity price cycle. Based on these factors, we make capital investment decisions that we believe will support our long-term growth strategy, and these decisions may involve a combination of asset acquisitions and the purchase of new equipment. We recently increased our 2014 capital expenditure plan by $50 million to account for the purchase of approximately 60,000 hydraulic horsepower of frac equipment. The total 2014 capital expenditure plan including this increase now stands at $285 million, which includes $155 million for expansion projects.

Executive Offices

Our principal executive offices are located at 801 Cherry Street, Suite 2100, Fort Worth, Texas 76102, and our phone number is (817) 334-4100.

THE OFFERING

Shares of common stock offered by the selling stockholders	6,000,000 shares (6,900,000 shares if the underwriter exercises in full its option to purchase additional shares).

Shares outstanding as of June 6, 2014(1)	43,205,979 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

New York Stock Exchange symbol	BAS

Description of common stock	A description of our common stock is included in the accompanying prospectus under the heading “Description of Common Stock.”

Risk Factors	Investing in our common stock involves risk. You should carefully consider the risk factors described in this prospectus supplement and the accompanying prospectus under the heading “Risk Factors” and in our annual report on Form 10-K for our fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement, prior to making an investment in our common stock.

(1)	Does not include an aggregate of 280,000 shares issuable upon the exercise of options to purchase shares of common stock or upon vesting of performance-based awards outstanding as of June 6, 2014.

RISK FACTORS

Investing in our common stock involves risk. See the risk factors described in the accompanying prospectus under the heading “Risk Factors” and in our annual report on Form 10-K for our fiscal year ended December 31, 2013, which is incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks and the other information we include or incorporate by reference in this prospectus supplement. If one or more of the events discussed in these risk factors were to occur, our business, financial condition and results of operations, cash flow and prospects could be materially affected.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

SELLING STOCKHOLDERS

The following table sets forth information regarding the selling stockholders and the shares to be offered and sold by them pursuant to this prospectus supplement. The information set forth below is based on written representations provided to us by the selling stockholders. As of June 6, 2014, there were 43,205,979 shares of our common stock outstanding.

The shares of common stock to be offered and sold by the selling stockholders pursuant to this prospectus supplement were issued to the selling stockholders in private placements of such shares, or upon the exercise of warrants issued in private placements, prior to our initial public offering in 2005. On March 31, 2014, management and advisory responsibility for the aPriori Funds (as defined below) was transferred to aCP (as defined below) and certain of its affiliates from certain subsidiaries of Credit Suisse AG within the Private Banking and Wealth Management Division.

aPriori Funds

The “aPriori Funds” consist of each of the following entities: DLJ Merchant Banking Partners III, L.P.; DLJ Offshore Partners III, L.P.; DLJ Offshore Partners III-1, C.V.; DLJ Offshore Partners III-2, C.V.; DLJ MB PartnersIII GmbH & Co. KG (“Partners III GmbH”); Millennium Partners II, L.P.; and MBP III Plan Investors, L.P.

aPriori Capital Partners III LLC (“aCP III”) is the general partner of the aPriori Funds except for Partners III GmbH whose general partner is aPriori Capital Partners GmbH (“aPriori GmbH”). aPriori Capital Partners L.P. (“aCP”) was retained by the aPriori Funds to act as investment manager pursuant to an amended and restated agreement of limited partnership of each of the aPriori Funds and/or an investment management agreement. aCP is the managing member of aCP III and the sole shareholder of aPriori GmbH. aPriori Capital Partners LLC (“aPriori”) is the general partner of aCP. The managing members (the “Members”) of aPriori are Susan C. Schnabel and Colin A. Taylor. Voting and disposition decisions with respect to the shares held by the aPriori Funds are made by the general partners of the aPriori Funds.

Each of the Members, aPriori, aCP, aCP III and aPriori GmbH disclaims beneficial ownership of the securities held by the aPriori Funds except to the extent of such person’s pecuniary interest therein. Based on representations made to us by the aPriori Funds, to our knowledge, none of the aPriori Funds has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates. Based on written representations received from the aPriori Funds, to our knowledge, each of the aPriori Funds acquired its shares of common stock in the ordinary course of its business, and at the time of acquisition, none of the aPriori Funds had any direct or indirect agreements or understandings with any person to distribute its shares. We have determined beneficial ownership in accordance with the rules of the SEC. All of the aPriori Funds listed below can be contacted at 767 Fifth Avenue, New York, NY 10153.

Credit Suisse Funds

Credit Suisse AG, a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), a Delaware corporation, which in turn owns all of the voting stock of Credit Suisse (USA) Inc., a Delaware corporation (“CS-USA”). DLJMB Funding III, Inc. and DLJ ESC II, L.P. (together, the “Credit Suisse Funds”) are entities managed by indirect subsidiaries of CS-USA. The ultimate parent company of Credit Suisse AG is Credit Suisse Group AG.

Credit Suisse Group AG disclaims beneficial ownership of the securities held by its direct and indirect subsidiaries and the selling stockholders. Credit Suisse AG, its executive officers and directors and its direct and indirect subsidiaries may beneficially own securities that are not included in this prospectus supplement. Based on representations made to us by the Credit Suisse Funds, to our knowledge, none of the Credit Suisse Funds has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates. Based on written representations received from the Credit Suisse Funds, to our knowledge, each of the Credit Suisse Funds acquired its shares of common stock in the ordinary course of its business, and at the time of acquisition, none of the Credit Suisse Funds had any direct or indirect agreements or understandings with any person to distribute its shares. We have determined beneficial ownership in accordance with the rules of the SEC. All of the Credit Suisse Funds listed below can be contacted at Eleven Madison Avenue, New York, New York 10010-3629.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock to be Offered(2)	Number of Shares of Common Stock Beneficially Owned After the Offering	Percentage of Outstanding Shares of Common Stock After the Offering(2)
DLJ Merchant Banking Partners III, L.P.	8,818,062	4,298,201	4,519,861	10.5%
DLJ Offshore Partners III, L.P.	607,875	296,297	311,578	*
DLJ Offshore Partners III-1, C.V.	155,803	75,943	79,860	*
DLJ Offshore Partners III-2, C.V.	110,984	54,097	56,887	*
DLJ MB PartnersIII GmbH & Co. KG	73,633	35,891	37,742	*
Millennium Partners II, L.P.	49,906	24,326	25,580	*
MBP III Plan Investors, L.P.	1,561,538	761,143	800,395	1.9%
DLJ ESC II, L.P.	931,623	454,102	477,521	1.1%

*	Less than 1%.
(1)	Includes shares held of record as follows: 8,622,404 shares held by DLJ Merchant Banking Partners III, L.P.; 602,902 shares held by DLJ Offshore Partners III, L.P.; 155,600 shares held by DLJ Offshore Partners III-1, C.V.; 110,844 shares held by DLJ Offshore Partners III-2, C.V.; 73,544 shares held by DLJ MB PartnersIII GmbH & Co. KG; 14,666 shares held by Millennium Partners II, L.P.; 1,621,577 shares held by MBP III Plan Investors, L.P.; 90,122 shares held by DLJMB Funding III, Inc.; and 1,017,765 shares held by DLJ ESC II, L.P.
(2)	Each selling stockholder will sell an additional 15% of the number of shares set forth opposite its name in the column above entitled “Number of Shares of Common Stock to be Offered” if the underwriter exercises in full its option to purchase additional shares of common stock, and the number and percentage of shares each selling stockholder will own after the offering will be reduced correspondingly.

The shares of common stock owned by the selling stockholders are being registered for resale pursuant to the Third Amended and Restated Stockholders’ Agreement, dated December 20, 2010 (the “Stockholders’ Agreement”), by and among Basic and the selling stockholders. The Stockholders’ Agreement provides for certain informational and consultation rights, along with confidentiality obligations, and registration rights for the selling stockholders. As long as (i) any selling stockholder remains an Affiliate (as defined in the Stockholders’ Agreement) of Basic or (ii) the selling stockholders, collectively, beneficially hold at least ten percent of the outstanding shares of Basic’s common stock, the selling stockholders can require Basic to register shares of common stock on up to three occasions, provided that the proposed offering proceeds for the offering equal or exceed $10 million (or $5 million if Basic is able to register such securities on Form S-3). In addition to such demand registration rights, the Stockholders’ Agreement provides the selling stockholders with piggyback registration rights with respect to any proposed offering of equity securities pursuant to a registration statement filed by Basic (other than a registration statement on Form S-4 or Form S-8). Basic is also obligated under the Stockholders’ Agreement to perform certain other actions in connection with a demand registration or piggyback registration request by any of the selling stockholders.

The Stockholders’ Agreement terminates upon the earliest of (i) the dissolution, liquidation or winding-up of Basic, (ii) the date all of the selling stockholders cease to be affiliates of Basic and the selling stockholders, collectively, beneficially hold less than ten percent of the outstanding shares of common stock of Basic, or (iii) December 21, 2015.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of shares of our common stock. Except where noted, this summary deals only with a share of common stock held as a capital asset (generally, property held for investment) and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person who is an investor in a pass-through entity or subject to the alternative minimum tax;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes; or

•	a United States expatriate, a former U.S. citizen or a long-term resident of the United States.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury regulations, rulings and other administrative pronouncements and judicial decisions, all as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different than those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances (including U.S. estate or gift, state, local or foreign tax considerations) and does not address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a share of common stock who is an individual, corporation, estate or trust and who is not a U.S. holder.

If an entity classified as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in shares of our common stock, we urge you to consult your own tax advisors.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of shares of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other applicable taxing jurisdiction in light of your particular circumstances.

Dividends

We do not intend to pay any cash distributions on our common stock in the foreseeable future. However, in the event we do make such cash distributions, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as gain from the sale or exchange of such common stock as described below in “—Sale, Exchange or Other Dispositions of Shares of Common Stock”. Any dividends paid to you with respect to the shares of common stock will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). In order to obtain a reduced rate of withholding, you will be required to provide a properly executed Internal Revenue Service (“IRS”) Form W-8BEN certifying your entitlement to benefits under a treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. You will be required to provide a properly executed IRS Form W-8ECI in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of Shares of Common Stock

Subject to the discussions below concerning backup withholding and foreign accounts, you generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange, redemption or other taxable disposition of shares of common stock unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are a non-U.S. individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period you held our common stock.

If you are described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated U.S. federal income tax rates, and if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a 30% tax (or lower applicable treaty rate) on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by certain U.S.-source capital losses, even though you are not considered a resident of the United States.

With respect to the third bullet point above, we believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, a non-U.S. holder would not recognize taxable gain on a sale of our common stock under the third bullet point above unless the non-U.S. holder actually or constructively owned more than 5% of our common stock at any time during the applicable period.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, you provide your name and address on an IRS Form W-8BEN (or other applicable form), and you certify, under penalties of perjury, that you are not a United States person, or you otherwise establish an exemption.

In addition, no information reporting or backup withholding will be required with respect to the proceeds of the sale of shares of common stock made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply on dividend income from our common stock and on the gross proceeds of a sale or other disposition of our common stock paid to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption. Absent any applicable exception, a U.S. federal withholding tax of 30% may also apply on dividend income from our common stock and the gross proceeds of a sale or other disposition of our common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the applicable withholding agent or, in the case of substantial U.S. owners, also the U.S. tax authorities either with (i) a certification identifying any substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity (or more than zero percent in the case of some entities) or (ii) a certification that the entity does not have any substantial U.S. owners. The United States and other governments may enter into intergovernmental agreements that modify or supplement these rules. Under final Treasury regulations and related guidance, this withholding tax only applies to payments of dividends made after June 30, 2014 and payments of gross proceeds made after December 31, 2016. Under certain circumstances, a non-U.S. holder of our common stock might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Non-U.S. holders should consult their own tax advisors regarding the implications of these rules on their investment in our common stock.

The foregoing discussion is for general information only and should not be viewed as tax advice. Investors considering the purchase of our common stock should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of estate, state, local or foreign tax laws and tax treaties.

UNDERWRITING

The company, the selling stockholders and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 6,000,000 shares offered hereby by the selling stockholders.

Goldman, Sachs & Co. has an option to purchase up to an additional 900,000 shares from the selling stockholders. Goldman, Sachs & Co. may exercise that option for 30 days.

Goldman, Sachs & Co. proposes to offer the shares offered hereby from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. Goldman, Sachs & Co. may effect such transactions by selling the shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. The difference between the price at which Goldman, Sachs & Co. purchases the shares and the price at which Goldman, Sachs & Co. resells such shares may be deemed underwriting compensation.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders.

	Per Share	Total
Public offering price	$26.25	$157,500,000
Underwriting discounts and commissions	$0.75	$4,500,000
Proceeds, before expenses, to the selling stockholders	$25.50	$153,000,000

The company, selling stockholders and the company’s officers and directors have agreed with Goldman, Sachs & Co., subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 45 days after the date of this prospectus supplement with respect to the company and the company’s officers and directors and through the date 60 days after the date of this prospectus supplement with respect to the selling stockholders, except with the prior written consent of the representatives. These restrictions do not apply to (i) any existing employee benefit plans, (ii) our private offers or the issuance of shares to sellers of assets or entities in connection with acquisitions by us, provided that Goldman, Sachs & Co. receives similar lock-up agreements from such sellers in connection with any binding agreements, (iii) bona fide gifts, (iv) dispositions pursuant to Rule 10b5-1 trading plans or (v) transfers among the various selling stockholders, provided in the case of clause (v), any such transfer does not result in the filing of a report pursuant to the Exchange Act.

In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchase. A “covered short position” is a short position that is not greater than the amount of additional shares for which Goldman, Sachs & Co.’s option described above may be exercised. Goldman, Sachs & Co. may cover any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, Goldman, Sachs & Co. will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. Goldman, Sachs & Co. must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if Goldman, Sachs & Co. is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by Goldman, Sachs & Co. for its own account, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. Goldman, Sachs & Co. is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on New York Stock Exchange, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Goldman, Sachs & Co. has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and Goldman, Sachs & Co. has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The company estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $175,000.

The company has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Goldman, Sachs & Co. has provided, and may in the future provide, a variety of these services to the company and to persons and entities with relationships with the company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Goldman, Sachs & Co. and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the company. Goldman, Sachs & Co. and its respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock is being passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the shares of common stock will be passed upon for the selling stockholders by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters are being passed upon for the underwriter by Vinson & Elkins L.L.P, Houston, Texas.

EXPERTS

The consolidated financial statements and related financial statement schedule of Basic Energy Services, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states that the Company acquired the Atlas Environmental Consulting, Inc., Atlas Oilfield Construction Company, LLC, Petroleum Water Solutions, LLC, and Karnes Water Management, LLC (collectively the “Acquisitions”) during 2013, and that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, the Acquisitions’ internal control over financial reporting associated with total assets of $21.5 million and total revenues of $10.6 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2013. KPMG LLP’s audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquisitions.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 (File No. 333-180673) that we filed with the SEC using a “shelf” registration process. This prospectus supplement does not contain all of the information set forth in the registration statement, or the exhibits that are a part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the SEC. For further information about us and about our common stock, please refer to the information below and to the registration statement and the exhibits thereto.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s website address is www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at www.basicenergyservices.com. Information contained on our website is not incorporated by reference in this prospectus.

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that we later file with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on February 12, 2014, March 21, 2014 and May 23, 2014; and

•

the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until our offering hereunder is completed will be deemed to be incorporated by reference in this prospectus supplement and will be a part of this prospectus supplement from the date of the filing of the document. Any statement contained in a document, all or a portion of which is incorporated by reference in this prospectus supplement, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any future filings that we incorporate by reference herein modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these filings, free of charge, by writing or telephoning us at the following address and telephone number:

Basic Energy Services, Inc.

801 Cherry Street, Suite 2100

Fort Worth, Texas 76102

(817) 334-4100

Attn: Investor Relations

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things, the risk factors discussed in Item 1A of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other factors, most of which are beyond our control.

The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this prospectus are forward looking-statements. Although we believe that the forward-looking statements contained in this prospectus are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Important factors that may affect our expectations, estimates or projections include:

•	a decline in, or substantial volatility of, oil and natural gas prices, and any related changes in expenditures by our customers;

•	the effects of future acquisitions on our business;

•	changes in customer requirements in markets or industries we serve;

•	competition within our industry;

•	general economic and market conditions;

•	our access to capital on favorable terms;

•	our ability to replace or add workers at economic rates; and

•	environmental and other governmental regulations.

Our forward-looking statements speak only as of the date of this prospectus. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS

12,309,424 SHARES OF COMMON STOCK

This prospectus relates to an aggregate of up to 12,309,424 shares of common stock, par value $0.01 per share, of Basic Energy Services, Inc. (“Basic”) that may be resold from time to time by the selling stockholders named on page 5 of this prospectus for their own account. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

The selling stockholders may sell the shares directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of commissions, discounts or concessions. The selling stockholders may sell the shares at any time at market prices prevailing at the time of sale, at prices related to such market prices, at fixed prices or prices subject to change or at privately negotiated prices. This prospectus describes the general matter in which the shares may be offered and sold by the selling stockholders. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you purchase any of our shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “BAS.” On April 10, 2012, the last reported sale price of our common stock was $15.46 per share.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 2 of this prospectus, as well as the documents we file with the Securities and Exchange Commission that are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 17, 2012

About This Prospectus	ii
Where You Can Find More Information	ii
Incorporation by Reference	iii
Cautionary Note Regarding Forward-Looking Statements	iv
Industry and Market Data	iv
Basic Energy Services, Inc.	1
Risk Factors	2
Use of Proceeds	3
Selling Stockholders	4
Description of Common Stock	6
Plan of Distribution	9
Legal Matters	11
Experts	11

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may offer from time to time up to 12,309,424 shares of our common stock. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus or a free writing prospectus. Any prospectus supplement or free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information provided in the prospectus supplement or free writing prospectus. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read carefully this prospectus, the related exhibits filed with the SEC and any prospectus supplement or free writing prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer of or soliciting an offer to buy shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, any free writing prospectus and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Under no circumstances should the delivery to you of this prospectus, any prospectus supplement or any free writing prospectus create any implication that the information contained therein is correct as of any time after the date thereof.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Basic,” “Basic Energy Services,” “we,” “us,” and “our” mean Basic Energy Services, Inc. and its wholly owned subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the resale of the shares of common stock covered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. In addition, we make available on our web site at http://www.basicenergyservices.com, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (and any amendments to those reports) filed pursuant to

Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and other information filed with or furnished to the SEC, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Unless otherwise specified, information contained on, or available by hyperlink from, our web site or contained on the SEC’s web site is not incorporated into this prospectus. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: Basic Energy Services, Inc., Attention: Chief Financial Officer, 500 W. Illinois, Suite 100, Midland, Texas 79701, (432) 620-5500.

INCORPORATION BY REFERENCE

We are incorporating by reference the information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K) until the offering of the shares of common stock pursuant to this prospectus is completed or otherwise terminated:

•	our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 24, 2012, which we refer to as our 2011 Form 10-K;

•	our current reports on Form 8-K, as filed with the SEC on January 30, 2012, March 14, 2012 and April 10, 2012;

•

the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offering of the shares of common stock pursuant to this prospectus is completed or terminated, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference in this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document, all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any future filings that we incorporate by reference herein modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, free of charge, by writing or telephoning us at the following address and telephone number:

Basic Energy Services, Inc.

500 W. Illinois, Suite 100

Midland, Texas 79701

(432) 620-5500

Attn: Investor Relations

CAUTIONARY NOTE

REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. federal securities laws. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things, the risk factors discussed in this prospectus under the caption “Risk Factors” beginning on page 2 and in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q and other factors, most of which are beyond our control.

The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this prospectus are forward looking-statements. Although we believe that the forward-looking statements contained in this prospectus are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Important factors that may affect our expectations, estimates or projections include:

•	a decline in, or substantial volatility of, oil or natural gas prices, and any related changes in expenditures by our customers;

•	the effects of future acquisitions on our business;

•	changes in customer requirements in markets or industries we serve;

•	competition within our industry;

•	general economic and market conditions;

•	our access to current or future financing arrangements;

•	our ability to replace or add workers at economic rates; and

•	environmental and other governmental regulations.

Our forward-looking statements speak only as of the date of this prospectus. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INDUSTRY AND MARKET DATA

This prospectus and the information incorporated herein by reference include market share data, industry data and forecasts that we obtained from internal company surveys (including estimates based on our knowledge and experience in the industry in which we operate), market research, consultant surveys, publicly available information, industry publications and surveys. These sources include Baker Hughes Incorporated, the Association of Energy Service Companies, and the Energy Information Administration of the U.S. Department of Energy. Industry surveys and publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe such information is accurate and reliable, we have not independently verified any of the data from third-party sources cited or used for our management’s industry estimates, nor have we ascertained the underlying economic assumptions relied upon therein. For example, the number of onshore well servicing rigs in the U.S. could be lower than our estimate to the extent our larger well servicing competitors have continued to report as stacked rigs equipment that is not actually complete or subject to refurbishment. Statements as to our position relative to our competitors or as to market share refer to the most recent available data.

BASIC ENERGY SERVICES, INC.

We provide a wide range of well site services to oil and natural gas drilling and producing companies, including completion and remedial services, fluid services, well servicing and contract drilling. These services are fundamental to establishing and maintaining the flow of oil and natural gas throughout the productive life of a well. Our broad range of services enables us to meet multiple needs of our customers at the well site. Our operations are managed regionally and are concentrated in major United States onshore oil and natural gas producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, Colorado, Utah, Montana, West Virginia and Pennsylvania. Our operations are focused on liquid rich basins that currently exhibit strong drilling and production economics as well as natural gas-focused shale plays characterized by prolific reserves and attractive economics. Specifically, we have a significant presence in the Permian Basin and the Bakken, Eagle Ford, Haynesville and Marcellus shales. We provide our services to a diverse group of over 2,000 oil and gas companies.

Our four operating segments are Completion and Remedial Services, Fluid Services, Well Servicing and Contract Drilling. The following is a description of these segments:

•

Completion and Remedial Services. Our completion and remedial services segment operates our fleet of pressure pumping units, an array of specialized rental equipment and fishing tools, coiled tubing units, snubbing units, thru-tubing, air compressor packages specially configured for underbalanced drilling operations, cased-hole wireline units, nitrogen units, and water treatment. The largest portion of this business segment consists of pumping services focused on cementing, acidizing and fracturing services in niche markets. In July 2011, we acquired Maverick Stimulation Company, LLC, Maverick Coil Tubing Services, LLC, Maverick Thru-Tubing Services, LLC, Maverick Solutions, LLC, The Maverick Companies, LLC, MCM Holdings, LLC, and MSM Leasing, LLC (collectively, the “Maverick Companies”).

•

Fluid Services. Our fluid services segment utilizes our fleet of fluid service trucks and related assets, including specialized tank trucks, storage tanks, water wells, disposal facilities and construction and other related equipment. These assets provide, transport, store and dispose of a variety of fluids, as well as provide well site construction and maintenance services. These services are required in most workover, completion and remedial projects and are routinely used in daily producing well operations.

•

Well Servicing. Our well servicing segment operates our fleet of well servicing rigs and related equipment. This business segment encompasses a full range of services performed with a mobile well servicing rig, including the installation and removal of downhole equipment and elimination of obstructions in the well bore to facilitate the flow of oil and natural gas. These services are performed to establish, maintain and improve production throughout the productive life of an oil and natural gas well and to plug and abandon a well at the end of its productive life. Our well servicing equipment and capabilities also facilitate most other services performed on a well.

•	Contract Drilling. Our contract drilling segment operates drilling rigs and related equipment. We use these assets to penetrate the earth to a desired depth and initiate production from a well.

Our primary executive offices are located at 500 W. Illinois, Suite 100, Midland, Texas 79701 and our telephone number is (432) 620-5500. Our Internet website is www.basicenergyservices.com. The information contained on or that can be accessed through our website does not constitute a part of this prospectus.

RISK FACTORS

Investing in our common stock involves risk. See the risk factors described in our annual report on Form 10-K for our fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks, the risks described below and the other information we include or incorporate by reference in this prospectus. If applicable, we will include in a prospectus supplement a description of the significant factors relating to the offering described in that prospectus supplement, including any additional risk factors. If one or more of the events discussed in these risk factors were to occur, our business, financial condition and results of operations, cash flow and prospects could be materially affected.

The market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations.

The market price for shares of our common stock may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in oil and natural gas prices;

•	changes in our cash flows from operations or earnings estimates;

•	publication of research reports about us or the oilfield services or exploration and production industries generally;

•	increases in market interest rates, which may increase our cost of capital;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in the market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions, including sales of common stock, by our stockholders;

•	speculation in the press or investment community regarding our business;

•	general market and economic conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to our performance.

The selling stockholders may continue to have a substantial influence on the outcome of stockholder voting and may exercise this voting power in a manner that may not be in the best interest of our other stockholders.

As of April 9, 2012, the selling stockholders, which are managed by affiliates of Credit Suisse AG, a Swiss Bank, and Credit Suisse Securities (USA) LLC, beneficially owned approximately 28.5% of our outstanding common stock. Notwithstanding any sales that the selling stockholders may make pursuant to this prospectus, they may continue to be in a position to have a substantial influence on the outcome of matters requiring a stockholder vote, including the election of directors, adoption of amendments to our certificate of incorporation or bylaws or approval of transactions involving a change of control. The interests of the selling stockholders may differ from those of our other stockholders, and the selling stockholders may vote their common stock in a manner that may adversely affect our other stockholders.

Future sales of shares of our common stock could adversely affect the market price of our common stock.

The registration statement of which this prospectus forms a part is registering for resale all of the 12,309,424 shares of our common stock held by the selling stockholders. Future sales of substantial amounts of our common stock in the public market following this offering, whether by us or our existing stockholders, or the perception that such sales could occur, may adversely affect the market price of our common stock, which could decline significantly. Sales by our existing stockholders might also make it more difficult for us to raise equity capital by selling new common stock at a time and price that we deem appropriate.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders.

We may issue equity in the future in connection with acquisitions or strategic transactions, to adjust our ratio of debt to equity, to fund expansion of our operations or for other purposes. We may issue shares of our common stock at prices or for consideration that is greater or less than the price at which the shares of common stock are being offered by this prospectus. To the extent we issue additional equity securities, your percentage ownership of our common stock would be reduced.

We are able to issue shares of preferred stock with greater rights than our common stock.

Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights or voting rights. If we issue preferred stock, it may adversely affect the market price of our common stock.

USE OF PROCEEDS

Any proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders, and we will not receive any proceeds from the sale of such shares.

We will incur all of the costs associated with the registration of the shares offered by this prospectus other than underwriting discounts and commissions, if any. Please read “Plan of Distribution.”

SELLING STOCKHOLDERS

The following table sets forth information regarding the selling stockholders and the shares that may be offered and sold from time to time by them pursuant to this prospectus. The information set forth below is based on written representations provided to us by the selling stockholders. The selling stockholders named below are referred to in this prospectus as the “selling stockholders.”

The shares of common stock that may be offered and sold pursuant to this prospectus were issued to the selling stockholders in private placements of such shares, or upon the exercise of warrants issued in private placements, prior to our initial public offering in 2005.

The selling stockholders may offer from time to time some, all or none of their shares pursuant to this prospectus. Since the selling stockholders are not obligated to sell, transfer or otherwise dispose of their shares, and because the selling stockholders may acquire our publicly-traded common stock, we cannot estimate how many shares each selling stockholder will actually own after this offering. The table below assumes that the selling stockholders will sell all of the shares of common stock covered by this prospectus and will not acquire any additional shares on the open market or otherwise.

Credit Suisse AG, a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), a Delaware corporation, which in turn owns all of the voting stock of Credit Suisse (USA) Inc., a Delaware corporation (“CS-USA”). The selling stockholders are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse’s Asset Management Division. The ultimate parent company of Credit Suisse AG is Credit Suisse Group AG. Credit Suisse Group AG disclaims beneficial ownership of the common stock that is beneficially owned by its direct and indirect subsidiaries. Credit Suisse AG, its executive officers and directors, and its direct and indirect subsidiaries may beneficially own shares that are not included in this prospectus. Based on representations made to us by the selling stockholders, to our knowledge, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates, except that an affiliate of the selling stockholders was a lender under a revolving credit facility that we terminated in 2009. Each of the selling stockholders is an affiliate of a registered U.S. broker-dealer. Based on written representations received from the selling stockholders, to our knowledge, each of the selling stockholders acquired its shares of common stock in the ordinary course of its business, and at the time of acquisition, none of the selling stockholders had any direct or indirect agreements or understandings with any person to distribute its shares. We have determined beneficial ownership in accordance with the rules of the SEC.

Voting and dispositive power over the shares owned by the selling stockholders are exercised by an investment committee of the general partner of each of the selling stockholders. The members of such investment committee are Nicole Arnaboldi, Susan Schanabel, Colin Taylor, Thompson Dean and Neal Pomroy, each of whom disclaims beneficial ownership of the shares held by the selling stockholders and their affiliated entities, except to the extent of his or her pecuniary interest therein.

All of the entities listed below can be contacted at Eleven Madison Avenue, New York, New York 10010-3629 except for the three “Offshore Partners” entities, which can be contacted at John B. Gosiraweg, 14, Willemstad, Curacao, Netherlands Antilles.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned After the Offering
DLJ Merchant Banking Partners III, L.P.	8,622,404	8,622,404	—
DLJ ESC II, L.P.	1,017,765	1,017,765	—
DLJ Offshore Partners III, C.V.	602,902	602,902	—
DLJ Offshore Partners III-1, C.V.	155,600	155,600	—
DLJ Offshore Partners III-2, C.V.	110,844	110,844	—
DLJ MB Partners III GmbH & Co. KG	73,544	73,544	—
DLJ MB Funding III, Inc.	90,122	90,122	—
Millennium Partners II, L.P.	14,666	14,666	—
MBP III Plan Investors, L.P.	1,621,577	1,621,577	—

The shares of common stock owned by the selling stockholders are being registered for resale pursuant to the Third Amended and Restated Stockholders’ Agreement, dated December 20, 2010 (the “Stockholders’ Agreement”), by and among Basic and the selling stockholders. The Stockholders’ Agreement provides for certain informational and consultation rights, along with confidentiality obligations, and registration rights for the selling stockholders. As long as (i) any selling stockholder remains an Affiliate (as defined in the Stockholders’ Agreement) of Basic or (ii) the selling stockholders, collectively, beneficially hold at least ten percent of the outstanding shares of Basic’s common stock, the selling stockholders can require Basic to register shares of common stock on up to three occasions, provided that the proposed offering proceeds for the offering equal or exceed $10 million (or $5 million if Basic is able to register such securities on Form S-3). In addition to such demand registration rights, the Stockholders’ Agreement provides the selling stockholders with piggyback registration rights with respect to any proposed offering of equity securities pursuant to a registration statement filed by Basic (other than a registration statement on Form S-4 or Form S-8). Basic is also obligated under the Stockholders’ Agreement to perform certain other actions in connection with a demand registration or piggyback registration request by any of the selling stockholders.

The Stockholders’ Agreement terminates upon the earliest of (i) the dissolution, liquidation or winding-up of Basic, (ii) the date all of the selling stockholders cease to be Affiliates of Basic and the selling stockholders, collectively, beneficially hold less than ten percent of the outstanding shares of common stock of Basic, or (iii) December 21, 2015.

DESCRIPTION OF COMMON STOCK

The following summary of the rights, preferences and privileges of our common stock and of our certificate of incorporation and bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and bylaws.

Our authorized capital stock consists of:

•	80,000,000 shares of common stock, $0.01 par value; and

•	5,000,000 shares of preferred stock, $0.01 par value, none of which are currently designated or issued.

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. The holders of common stock are entitled to receive dividends as may be declared by the board of directors. Upon our liquidation, dissolution or winding up, and subject to any prior rights of outstanding preferred stock, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution to our stockholders after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock to be sold in this offering when issued and paid for will be, fully paid and non-assessable. The holders of our common stock have no preemptive or other subscription rights to purchase our common stock.

Subject to the provisions of the certificate of incorporation and limitations prescribed by law, the board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of the common stock, without further vote or action by the stockholders. We have no present plans to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise and, as a result, protect the continuity of our management. The issuance of shares of the preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the “DGCL.” In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholders. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•	our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and employee stock plans, under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•

the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or before the adoption of the amendment.

Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by the holders of not less than 66 2/3% of the voting power of all outstanding voting stock. Also, our bylaws preclude the ability of our stockholders to call special meetings of stockholders. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. In addition, the removal of directors by stockholders without cause is precluded.

Our board of directors is divided into three classes, and directors serve staggered three-year terms. Any vacancies on the board of directors may be filled by vote of the board of directors until the next meeting of stockholders when the election of directors is in the regular course of business, and until a successor has been duly elected and qualified.

The foregoing provisions of our certificate of incorporation and bylaws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of our company.

Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors or officers of Basic Energy Services. As permitted by the DGCL, the certificate of incorporation provides that directors of Basic Energy Services shall have no personal liability to Basic Energy Services or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to Basic Energy Services or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of directors’ liability, then the liability of our directors will automatically be limited to the fullest extent provided by law.

We have also entered into indemnification agreements with all of our directors and some of our executive officers (including each of our named executive officers). These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted. The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. However, double payment to the indemnitee is prohibited.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees is named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus. The aggregate proceeds to the selling stockholders from the sale of such common stock will be the purchase price of the common stock less any discounts and commissions. The selling stockholders reserve the right to accept and, together with their agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The common stock offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their donees, pledgees or transferees or their successors-in-interest; or

•

through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or the purchasers of the common stock. These discounts, commissions or concessions may be in excess of those customary in the types of transactions involved.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. Any affiliate of a selling stockholder that is a registered broker-dealer may be deemed to be an underwriter. As a result, any profits on the sale of the common stock by such selling stockholders and any discounts, commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. Affiliates of selling stockholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•

through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common stock in the course of hedging their positions;

•	sell the common stock short and deliver the common stock to close out short positions;

•	loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

There can be no assurance that any selling stockholder will sell any or all of its common stock pursuant to this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than pursuant to this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholders and any other person participating in the sale of the common stock will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will pay all expenses of the registration of the shares pursuant to the Stockholders’ Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholders will pay all underwriting discounts and commissions, if any. Pursuant to the Stockholders’ Agreement, we will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act. Pursuant to the Stockholders’ Agreement, we may be indemnified by the selling stockholders against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Andrews Kurth LLP. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements and related financial statement schedules of Basic Energy Services, Inc. (the “Company”) as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that the Company acquired the Maverick Companies, Pat’s P&A, Inc., and Cryogas Services LLP (collectively “the Acquisitions”) during 2011, and that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, the Acquisitions’ internal control over financial reporting associated with total assets of $219.9 million and total revenues of $68.6 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2011. KPMG LLP’s audit of internal control over financial reporting of Basic Energy Services, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquisitions.

6,000,000 Shares

Common Stock

Goldman, Sachs & Co.

Prospectus supplement dated June 9, 2014